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                                EXHIBIT 01-8K.4


FOR IMMEDIATE RELEASE:     April 13, 2001

CONTACTS:
Stephen R. Roark                                       Carl Thompson
President and Chief Financial Officer                  Chief Executive Officer
Stan Politano                                          Carl Thompson Associates
Vice President                                         800-959-9677
Black Hawk Gaming & Development Co., Inc.
303-582-1117


                  BLACK HAWK GAMING & DEVELOPMENT COMPANY, INC.
                       ANNOUNCES SECOND ACQUISITION OFFER

         Black Hawk, Colorado--Black Hawk Gaming & Development Company, Inc. (Nasdaq National Market: BHWK), owner and operator of the Gilpin Hotel Casino in Black Hawk, Colorado, the Gold Dust West Casino in Reno, Nevada, and 75% owner and operator of The Lodge Casino in Black Hawk, today announced that the Special Committee appointed by the Board of Directors has received a second offer to buy the Company.

         Robert D. Greenlee, former Chairman of the Board and Chief Executive Officer of the Company and currently a holder of approximately 11% of the Company's shares, has informed the Special Committee that, based on his preliminary analysis, he is prepared to offer $12.00 per share for shares other than those held by him and members of any participating group that he may form. Any transaction with Mr. Greenlee will be subject to various conditions including the negotiation and execution of a definitive agreement, approval of Black Hawk's Board of Directors and shareholders, the obtaining of various regulatory approvals, completion of due diligence, and Mr. Greenlee's ability to obtain financing necessary for the transaction.

         This press release contains statements of a forward-looking nature regarding a possible sale of the Company. Consummation of any sale would be subject to the conditions described above as well as other market conditions outside of Mr. Greenlee's and the Company's control. These statements are only predictions and actual events may differ materially.


NOTE: News releases and other information about Black Hawk Gaming & Development are available at http://www.bhwk.com




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